FOR MORE INFORMATION                                       FOR IMMEDIATE RELEASE
Jeff Battcher (404) 713-0274                                  November 16, 2000
Pattie Kushner (404) 249-2365


             BellSouth Announces Targeted Growth Strategies for 2001
          BellSouth Expects to Triple DSL Customers, While Focusing on
         Data Services and Continuing Customer Growth in Latin America

ATLANTA -  BellSouth  Corporation  (NYSE:  BLS) today  announced  its growth and financial projections for 2001. Performance for 2000 continues to meet expectations, highlighted by data revenue growth, including a dramatic ramp-up in DSL customers, solid overall performance in domestic wireless, and strong customer growth in international wireless.

BellSouth reiterated its guidance of 10 to 12% earnings per share (EPS) growth and $6.0 - $6.5 billion in capital expenditures for 2000. BellSouth enters 2001 with continuing prospects for growth in the same general areas supported by the strength of Cingular Wireless, expansion of Latin America markets and strong demand for digital services.

Data Services
BellSouth expects to triple its DSL customers from approximately 200,000 in year 2000 to 600,000 in year 2001, a growth rate of 200%. The rapid growth in customers is expected to generate revenue of approximately $225 million in 2001 and $500 million in 2002. Data revenue for 2001 is expected to continue growing at approximately 30%, driven by strong growth in other data services, including web-hosting centers in Atlanta and Miami.

"Our customers have told us that they want access to high speed data services," said Duane Ackerman, Chairman and CEO of BellSouth. "Through expanded deployment strategies and highly successful self-installs, we believe that our 2001 projection is very achievable."

The capital investment to support the higher level of DSL growth is within BellSouth's previously stated CAPEX guidance of $5.5 - $6.0 billion for 2001. The incremental cost of expanding DSL deployment is anticipated to be seven cents per share in 2001.

To better align its financial and operational resources with its strategic priorities in broadband services, wireless and international operations, BellSouth will restructure its consumer video entertainment business. Detailed plans, which may result in a charge to earnings, are being developed and will be announced in the near future.
                                     -more-

International Wireless

Latin American wireless customers are expected to grow by 2.0 million, or 30%, in 2001. The key drivers for expanding customer growth in Latin America include increased penetration of existing markets, the recently developed interior regions in Chile, Peru and Argentina, and recent acquisitions in Colombia.

The addition of the nationwide Colombia market added more than 40 million POPs and is a significant contributor to BellSouth's overall market presence in Latin America. The incremental cost of the acquisitions made in Colombia will be six cents per share in 2001.

Revenue,  Earnings and Capital Expenditures Summary
BellSouth's performance for 2000 continues to meet expectations, highlighted by data revenue growth, including a dramatic ramp-up of DSL customers, solid overall performance in domestic wireless and 3.5 million customer growth in international wireless. DSL customers grew 81% in the third quarter of this year, while international wireless grew 69% in the past year. With the creation of Cingular Wireless, BellSouth and SBC now serve 19 million customers nationwide.

For 2001, BellSouth expects revenue growth in the 7% to 9% range excluding revenue from its domestic wireless operations, which will be recorded using equity-method accounting. Including its proportionate share of Cingular Wireless revenue, BellSouth revenue growth is expected to be in the 9 to 11% range.

BellSouth expects 2001 EPS growth to be in the 13 to 15% range, before the incremental impact of entering the national Colombian market and before the incremental impact of additional DSL customer growth. The impact of these two initiatives will result in reported EPS growth in the 7% to 9% range, excluding transition costs, if any, associated with the restructuring of the consumer video entertainment business.

As previously stated, 2001 CAPEX is expected to be in the $5.5 - $6.0 billion range.

Conference Call Thursday, November 16, at 4:30 PM EST
Ron Dykes, CFO of BellSouth Corporation, is hosting a conference call to discuss BellSouth's growth initiatives and 2001 targets. The call begins today, Thursday, November 16, at 4:30 PM EST. Please call 888-849-9214 within the U.S. after 4:15 PM EST to access the live call.

The live audio of the call can also be accessed on the BellSouth Internet site at www.bellsouth.com/investor beginning at 4:30 PM EST; slides for the call can be accessed beginning at 4:15 PM EST. Visit the Web site prior to 4:30 PM EST to be certain your computer is properly equipped to access the webcast. The audio will be archived on the site through Tuesday, November 21, at 4:00 PM EST.

                                     -more-

The call replay can be accessed at 800-633-8625, reservation number 16932345, for U.S. callers - or at 858-812-6450, reservation number 16932345, for international callers. The replay begins at 6:30 PM EST, Thursday, November 16, and is available until Tuesday, November 21, at 6:30 PM.

About BellSouth Corporation

BellSouth   Corporation  is  an  integrated   communications   services  company
headquartered in Atlanta, GA serving more than 41 million customers in the United States and 16 other countries. BellSouth, consistently recognized for customer satisfaction, provides residential, business and wholesale customers with integrated voice, video and data services to meet their communications needs. BellSouth is a Fortune 100 company with total revenues exceeding $26 billion.

About Cingular Wireless (a joint venture with SBC Communications)

Through Cingular Wireless, the nation's second largest wireless company, BellSouth provides innovative wireless voice and data services. Cingular
Wireless serves 19 million subscribers and reaches 190 million potential customers with the most robust set of services in the wireless industry, including interactive messaging in addition to attractive national rate plans and bundles of other communications services.

In addition to historical information, this document contains forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; and (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

                                       ###